Exhibit 99.1

     The DIRECTV Group Announces Fourth Quarter and Full Year 2006 Results

                DIRECTV U.S. Fourth Quarter Financial Highlights

    -- Increased Net Subscriber Additions 38% to 275,000 Driven by the Largest Reduction in Churn in 3 Years to 1.57% and a 6% Increase in Gross Subscriber Additions

    --  Grew Revenues 12% to Over $3.8 Billion Fueled by a 6.8%
        Increase in Average Monthly Revenue Per Subscriber (ARPU) to
        $80.70

    -- Generated Cash Flow Before Interest and Taxes of $343 Million in the Fourth Quarter Increasing Full Year 2006 Results by 83% to $1.42 Billion

    EL SEGUNDO, Calif.--(BUSINESS WIRE)--Feb. 7, 2007--The DIRECTV Group, Inc. (NYSE:DTV) today reported that fourth quarter revenues increased 16% to $4.18 billion and operating profit before depreciation and amortization(1) more than doubled to $915 million compared to last year's fourth quarter. The DIRECTV Group reported that fourth quarter 2006 operating profit and net income also more than doubled to $595 million and $356 million, respectively, when compared to the same period last year. Earnings per share were $0.29 compared with $0.09 in the same period last year. These financial results include the effect of $408 million of equipment that DIRECTV U.S. capitalized during the fourth quarter under its lease program, which was introduced March 1, 2006.

    "Fourth quarter results point to the continuing progress and operating strength at DIRECTV U.S. highlighted by strong revenue and cash flow growth. These results were driven by improved operating metrics including subscriber growth, churn, ARPU and subscriber acquisition costs, a reflection of the competitive strength of our business. Gross subscriber additions of over 1 million in the quarter were 6% higher than last year but more importantly, we attained an even greater growth rate for higher-quality subscribers compared to last year," said Chase Carey, president and CEO of The DIRECTV Group, Inc. "The emphasis on adding higher-quality subscribers who purchase significantly more advanced products and services helped drive our monthly churn rate from 1.70% last year to 1.57% in the current quarter, the biggest improvement in over 3 years. The higher gross additions combined with the lower churn rate drove a 38% increase in net subscriber additions to 275,000 in the quarter."

    Carey continued, "DIRECTV U.S.' financial results were also strong in the quarter highlighted by a 12% increase in revenues to $3.8 billion fueled by a 6.8% ARPU increase -- the highest growth rate in over two years -- and continued strong subscriber growth. Operating profit before depreciation and amortization nearly doubled to $876 million primarily due to the capitalization of set-top boxes under the new lease program implemented in March 2006, the gross profit generated from the higher revenues and to a smaller degree, the reduction in subscriber acquisition costs or SAC to $626. Also impacting the quarterly results were higher upgrade and retention costs primarily due to the increased number of customers upgrading to high definition and digital video recorder services, as well as converting to our new MPEG-4 equipment. These high-value subscribers generate the highest ARPU, lowest churn and greatest cash flow for DIRECTV over the long term."

    Carey added, "As we head into 2007, we have many reasons to be excited. First, we will launch several new innovative programming services over the coming months such as NASCAR HotPass(TM), the Championship Gaming Series, and DIRECTV On Demand. But perhaps the most important initiative will be the launch of up to 100 national HD channels in the second half of this year following the successful launch of a new satellite. With this added capacity, we expect to offer significantly more HD channels than most of our competitors, providing DIRECTV with a huge advantage in this rapidly growing marketplace." Carey concluded, "We also expect stronger operational performance in 2007 now that we have launched our new set-top boxes, strengthened our sales channels and implemented several key changes to our installation and customer service infrastructure that will drive improved efficiencies and quality. As a result, we're looking for even better results from DIRECTV U.S. in 2007."

    THE DIRECTV GROUP'S OPERATIONAL REVIEW

    Lease Program. On March 1, 2006, DIRECTV U.S. introduced a set-top receiver lease program primarily to increase future profitability by providing DIRECTV U.S. with the opportunity to retrieve and reuse set-top receivers. Under this new program, set-top receivers are capitalized and depreciated over their estimated useful lives of three years. Prior to March 1, 2006, set-top receivers provided to new and existing DIRECTV U.S. subscribers were immediately expensed upon activation as a subscriber acquisition or upgrade and retention cost. The lease program is expected to result in a reduction in subscriber acquisition, upgrade and retention costs. The amount of set-top receivers capitalized during the period is now reported in the DIRECTV U.S. Consolidated Statements of Cash Flows under the captions "Cash paid for subscriber leased equipment - subscriber acquisitions" and "Cash paid for subscriber leased equipment - upgrade and retention." The amount of cash DIRECTV U.S. paid during the quarter ended December 31, 2006 for leased set-top receivers totaled $408 million - $196 million for subscriber acquisitions and $212 million for upgrade and retention. For the full year 2006, DIRECTV U.S. paid $1.07 billion - $599 million for subscriber acquisitions and $473 million for upgrade and retention.



The DIRECTV Group
Dollars in Millions except Earnings per Common Share

                                   Three Months       Twelve Months
                                Ended December 31,  Ended December 31,
                                  2006      2005      2006     2005

Revenues                       $    4,183  $ 3,596   $14,756  $13,165
Operating Profit Before
 Depreciation and
 Amortization(1)                      915      441     3,391    1,486
Operating Profit                      595      219     2,357      633
Net Income                            356      121     1,420      336
Diluted Earnings Per Common
 Share ($)                           0.29     0.09      1.12     0.24
Free Cash Flow(2)                     300      195     1,186      283


    Fourth Quarter Review

    In the fourth quarter of 2006, The DIRECTV Group's revenues of $4.18 billion increased 16% over the same period in the prior year principally due to strong growth in average revenue per subscriber
(ARPU) and a larger subscriber base at DIRECTV U.S., as well as the consolidation of Sky Brazil's financial results due to the completion of the merger with DIRECTV Brazil on August 23, 2006.

    The more than doubling of operating profit before depreciation and amortization to $915 million and operating profit to $595 million were mostly related to the DIRECTV U.S. business due to the capitalization of customer equipment under the lease program for both new and existing subscribers and the increase in gross profit generated from the higher revenues. These increases were partially offset by higher upgrade and retention costs primarily related to an increase in the number of existing subscribers upgrading to HD equipment, as well as higher acquisition costs resulting from an increase in gross subscriber additions. Also contributing to the increase was the consolidation of the Sky Brazil results due to its merger. The change in operating profit also reflects an increase in depreciation expense related to the new set-top box lease program at DIRECTV U.S.

    Net income increased to $356 million in the fourth quarter of 2006 primarily due to the changes in operating profit discussed above partially offset by higher income tax expense in the most recent quarter associated with the higher pre-tax income.

    Full Year Review

    The DIRECTV Group's revenues of $14.76 billion in 2006 increased 12% compared to 2005 driven principally by subscriber growth at DIRECTV U.S. and DIRECTV Latin America, as well as continued solid ARPU growth at DIRECTV U.S. and the consolidation of the Sky Brazil financial results following the merger with DIRECTV Brazil in August 2006. These changes were partially offset by the exclusion of Hughes Network Systems' (HNS) results in 2006 due to its sale.

    In 2006, operating profit before depreciation and amortization more than doubled to $3.39 billion and operating profit more than tripled to $2.36 billion driven primarily by DIRECTV U.S. due to the capitalization of $1.07 billion of customer equipment under the lease program for both new and existing subscribers, the increase in gross profit generated from higher revenues, and reduced subscriber acquisition costs resulting from a decline in lower quality gross subscriber additions. These were partially offset by higher upgrade and retention spending primarily related to an increase in the number of subscribers upgrading to HD equipment. Also impacting the comparison was the positive result of the consolidation of the Sky Brazil business after its merger and several non-cash gains at DIRECTV Latin America including $61 million recorded in the third quarter of 2006 at the completion of the Sky Brazil merger, as well as $57 million recorded in the first quarter of 2006 and $70 million during 2005 related to the Sky Mexico transaction. In addition, HNS recorded losses in the first quarter of 2005 primarily related to charges associated with its sale. Operating profit was also negatively impacted by an increase in depreciation expense primarily resulting from the new set-top receiver leasing program at DIRECTV U.S.

    Net income in 2006 increased to $1.42 billion primarily due to the higher operating profit discussed above as well as a second quarter 2005 charge of $65 million related to the premium paid for the redemption of senior notes and the write-off of a portion of deferred debt issuance costs from debt refinancing. Partially offsetting these improvements were higher 2006 income tax expense resulting from an increase in pre-tax income and a $31 million credit in the second quarter of 2005 related to the favorable settlement of a U.S. federal income tax dispute associated with a previously divested business.

    SEGMENT FINANCIAL REVIEW

    DIRECTV U.S. Segment

    Fourth Quarter Review

    DIRECTV U.S. gross subscriber additions of 1,021,000 increased 6% compared to the fourth quarter of 2005 primarily due to stronger sales channels and an increase in the number of higher quality subscribers attained in the quarter. The strategy of attaining higher quality subscribers combined with the significant increase in subscribers with HD and DVR services over the last year were the major contributors to the reduction in monthly churn from 1.70% to 1.57% in the current quarter. As a result of the higher gross additions and the lower churn, DIRECTV U.S. increased its net subscriber additions by 38% to 275,000 in the quarter. The total number of DIRECTV U.S. subscribers as of December 31, 2006 was 15.95 million, an increase of 5% over the
15.13 million subscribers reported on December 31, 2005.



DIRECTV U.S.
Dollars in Millions except ARPU
                                  Three Months        Twelve Months
                               Ended December 31,  Ended December 31,
                                 2006      2005      2006      2005

Revenue                        $   3,829  $ 3,406  $ 13,744  $ 12,216
Average Monthly Revenue per
 Subscriber (ARPU) ($)             80.70    75.53     73.74     69.61
Operating Profit Before
 Depreciation and
 Amortization(1)                     876      442     3,221     1,500
Operating Profit                     614      260     2,348       802
Cash Flow Before Interest and
 Taxes(3)                            343      240     1,419       776
Free Cash Flow(2)                    152      156       545       536

Subscriber Data (in 000s
 except Churn)
Gross Subscriber Additions         1,021      965     3,809     4,170
Average Monthly Subscriber
 Churn                              1.57%    1.70%     1.60%     1.70%
Net Subscriber Additions             275      200       820     1,193
Cumulative Subscribers            15,953   15,133    15,953    15,133


    In the quarter, DIRECTV U.S. revenues increased 12% to $3.83 billion due to strong ARPU growth and the larger subscriber base. ARPU of $80.70 increased 6.8% compared to last year principally due to programming package price increases, higher NFL SUNDAY TICKET(TM) revenues as well as higher lease, DVR, and HD fees.

    The fourth quarter 2006 operating profit before depreciation and amortization nearly doubled to $876 million and operating profit more than doubled to $614 million due primarily to the capitalization of customer equipment and the increase in gross profit generated from the higher revenues. These changes were partially offset by higher upgrade and retention costs mostly driven by an increase in the number of existing subscribers upgrading to HD equipment, as well as higher acquisition costs due to the increase in gross subscriber additions.

    Full Year Review

    DIRECTV U.S. gross subscriber additions of 3,809,000 declined 9% compared to 2005 primarily due to the implementation of credit policies and dealer incentives designed to improve the quality of new subscriber additions. The strategy of attaining higher quality subscribers combined with a significant increase in subscribers with HD and DVR services were the major contributors to the reduction in average monthly churn from 1.70% to 1.60% in 2006. DIRECTV U.S. added 820,000 net subscribers in 2006 bringing the total number of DIRECTV U.S. subscribers to 15.95 million as of December 31, 2006.

    For the full year, DIRECTV U.S. revenues increased 13% to $13.74 billion due to strong ARPU growth and the larger subscriber base. ARPU of $73.74 increased 5.9% compared to last year principally due to programming package price increases, higher lease fees, improved NFL SUNDAY TICKET revenues and higher DVR and HD service fees.

    Full year operating profit before depreciation and amortization and operating profit more than doubled to $3.22 billion and $2.35 billion, respectively, due to the capitalization of customer equipment, the increase in gross profit generated from the higher revenues and reduced subscriber acquisition costs from the decline in the number of lower quality subscriber additions. These changes were partially offset by higher upgrade and retention costs primarily driven by an increase in the number of existing subscribers upgrading to HD equipment.

    DIRECTV Latin America Segment

    DIRECTV Latin America and Sky Consolidation. In August 2006, The DIRECTV Group completed the last of a series of transactions with News Corporation, Grupo Televisa, Globo and Liberty Media that strengthens the operating and financial performance of DIRECTV Latin America by combining the two platforms into a single platform in each of the major territories served in the region. In 2006, The DIRECTV Group paid News Corporation and Liberty Media approximately $373 million for their equity stakes in Sky Mexico and received approximately $59 million from Televisa. The DIRECTV Group also received a net payment of $97 million from News Corporation at the completion of the Sky Brazil transaction. In January 2007, The DIRECTV Group purchased Darlene's 14% ownership in DIRECTV Latin America, LLC, for $325 million in cash. As a result of these transactions, The DIRECTV Group owns approximately 74% of the merged business in Brazil, 41% of Sky Mexico and 100% of PanAmericana, which covers most of the remaining countries in the region. Sky Mexico, whose results are accounted for as an equity method investment and therefore are not consolidated by DIRECTV Latin America, had approximately 1.43 million subscribers as of December 31, 2006.



DIRECTV Latin America
Dollars in Millions

                                    Three Months      Twelve Months
                                 Ended December 31, Ended December 31,
                                   2006     2005     2006      2005

Revenue                          $    354  $   190  $ 1,013  $    742
Operating Profit Before
 Depreciation and
 Amortization(1)                       55       19      244       142
Operating Profit (Loss)                (3)     (21)      79       (19)
Net Subscriber Additions(4)
 (000s)                                77       39      249       149
Cumulative Subscribers(4) (000s)    2,711    1,593    2,711     1,593
Churn(4)                             1.29%    1.76%    1.46%     1.67%


    Fourth Quarter Review

    In the fourth quarter of 2006, DIRECTV Latin America's net subscriber additions nearly doubled to 77,000 primarily due to strong growth at PanAmericana, particularly in Venezuela, Colombia, and Peru. Also contributing to the net subscriber increase was a decline in aggregate churn from 1.76% to 1.29% in the current quarter. The total number of DIRECTV subscribers in Latin America as of December 31, 2006 increased 70% to 2.71 million compared to 1.59 million as of December 31, 2005. The increase was due to the 869,000 subscribers added as a result of the merger with Sky Brazil, as well as the new subscribers added throughout the region over the past year.

    Revenues for DIRECTV Latin America increased 86% to $354 million in the quarter primarily due to the consolidation of Sky Brazil's operations and continued subscriber growth. The increase in DIRECTV Latin America's fourth quarter 2006 operating profit before depreciation and amortization to $55 million was primarily attributable to the consolidation of the Sky Brazil business after its merger and the gross profit generated from the higher revenues at PanAmericana. This improvement was partially offset by a $12 million non-cash gain recorded in 2005 for the sale of DIRECTV Latin America's subscribers in Mexico. DIRECTV Latin America's operating loss improved to a loss of $3 million due to the higher operating profit before depreciation and amortization discussed above partially offset by higher amortization expense resulting from the Sky Brazil transaction.

    Full Year Review

    In 2006, DIRECTV Latin America's net subscriber additions of 249,000 were 67% higher than in 2005 primarily due to strong growth throughout PanAmericana and a decline in aggregate churn from 1.67% to 1.46% in the current year. Revenues for DIRECTV Latin America increased 37% to $1.01 billion during the year primarily due to the consolidation of Sky Brazil's operations and the subscriber growth mentioned above, partially offset by lower revenue at DIRECTV Mexico due to the sale of its subscribers in 2005.

    The increase in DIRECTV Latin America's 2006 operating profit before depreciation and amortization to $244 million and operating profit to $79 million was primarily attributable to several non-cash gains at DIRECTV Latin America including $61 million recorded in the third quarter of 2006 at the completion of the Sky Brazil merger and $57 million recorded in the first quarter of 2006 related to the Sky Mexico transaction. Also contributing to the increase was the consolidation of the Sky Brazil business after its merger and the gross profit generated by the higher revenues in PanAmericana. These changes were partially offset by a $70 million non-cash gain in 2005 related to the Sky Mexico transaction.



                       Network Systems Segment

                                    Three Months      Twelve Months
Network Systems Segment          Ended December 31, Ended December 31,
                                 ------------------ ------------------
Dollars in Millions                2006     2005      2006     2005
-------------------------------- --------- -------- --------- --------
Revenue                                 -        -         -  $   211
-------------------------------- --------- -------- --------- --------
Operating Loss Before
 Depreciation and
 Amortization(1)                        -        -         -      (61)
-------------------------------- --------- -------- --------- --------
Operating Loss                          -        -         -      (61)
-------------------------------- --------- -------- --------- --------


    On April 22, 2005, The DIRECTV Group completed the sale of a 50% interest in HNS LLC, an entity that owns substantially all of the assets of HNS, to SkyTerra Communications, Inc. As of the date of this sale until January 2006, The DIRECTV Group accounted for 50% of HNS' net income or loss as an equity investment in "Other, net" in the Consolidated Statements of Operations. In January 2006, The DIRECTV Group completed the sale of the remaining 50% interest in HNS LLC to SkyTerra and received $110 million in cash. In the first quarter of 2006, The DIRECTV Group recorded a gain of $14 million related to the sale, and equity earnings of $11 million in "Other, net" in the Consolidated Statements of Operations.

    CONSOLIDATED BALANCE SHEET AND CASH FLOW



The DIRECTV Group
Dollars in Billions

                                        December 31,    December 31,
                                           2006             2005

Cash, Cash Equivalents & Short-Term
 Investments                          $          2.67  $         4.38
Total Debt                                       3.62            3.42
Net Debt/(Cash)                                  0.95           (0.96)


    The DIRECTV Group's consolidated cash and short-term investment balance of $2.67 billion declined by $1.71 billion in 2006 mostly due to the implementation of a share repurchase program announced on February 8, 2006. Through December 31, 2006, The DIRECTV Group had repurchased and retired 184.1 million shares of DIRECTV Group common stock for approximately $2.98 billion at an average price of $16.16 per share. Also impacting the cash balance through December 31, 2006, were net payments of $217 million related to the DIRECTV Latin America transactions, $110 million received for the sale of the remaining interest in HNS, as well as free cash flow in the period of $1.19 billion. Free cash flow was driven by cash flow from operations of $3.16 billion partially offset by cash paid for satellites and property and equipment of $1.98 billion. Total debt increased to $3.62 billion primarily due to the consolidation of $210 million of outstanding debt at Sky Brazil upon its merger with DIRECTV Brazil. In January, 2007, The DIRECTV Group repaid the $210 million of outstanding debt at Sky Brazil and also purchased Darlene's interest in DIRECTV Latin America for $325 million.

    CONFERENCE CALL INFORMATION

    A live webcast of The DIRECTV Group's fourth quarter 2006 earnings call will be available on the company's website at www.directv.com. The webcast will begin at 11:00 a.m. ET, today February 7, 2007 and will be archived on our website at www.directv.com/investor.



                              FOOTNOTES

(1) Operating profit (loss) before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Please see each of The DIRECTV Group's and DIRECTV Holdings LLC's Annual Reports on Form 10-K for the year ended December 31, 2005 for further discussion of operating profit (loss) before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) Free cash flow, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions "Cash paid for property and equipment", "Cash paid for satellites", "Cash paid for subscriber leased equipment - subscriber acquisitions", and "Cash paid for subscriber leased equipment - upgrade and retention" from "Net cash provided by operating activities" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use free cash flow to evaluate the cash generated by DIRECTV U.S.' current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers and for additional capital expenditures. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare DIRECTV U.S.' operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(3) Cash flow before interest and taxes, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions "Cash paid for property and equipment", "Cash paid for satellites", "Cash paid for subscriber leased equipment - subscriber acquisitions" and "Cash paid for subscriber leased equipment - upgrade and retention" from "Net cash provided by operating activities" from the Consolidated Statements of Cash Flows and then adding back net interest paid and "Cash paid for income taxes". This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use cash flow before interest and taxes to evaluate the cash generated by DIRECTV U.S.' current subscriber base, net of capital expenditures, and excluding the impact of interest and taxes, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers and for additional capital expenditures. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare DIRECTV U.S.' operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected cash flow before interest and taxes to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(4) DIRECTV Latin America net subscriber additions exclude DIRECTV Latin America's subscriber activity in Mexico as well as the 869,000 subscribers acquired in August 2006 from Sky Brazil. DIRECTV Latin America churn also excludes DIRECTV Latin America's subscriber activity in Mexico. DIRECTV Latin America cumulative subscribers exclude subscribers of the Sky Mexico service but include the consolidated Sky Brazil subscribers.


    CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model, improve customer service, create new and desirable programming content and interactive features, and achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DTVLA operates; foreign currency exchange rates; ability to obtain export licenses; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.

    The DIRECTV Group (NYSE:DTV) is a world-leading provider of digital television entertainment services and is approximately 38 percent owned by News Corporation. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, The DIRECTV Group provides digital television service to more than 16 million customers in the United States, and more than 4 million customers in Latin America.



THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)
                             Three Months Ended   Twelve Months Ended
                                December 31,         December 31,
                             ------------------- ---------------------
                               2006      2005      2006       2005
                             ------------------- ---------------------

Revenues                     $4,183.1  $3,595.5  $14,755.5  $13,164.5
----------------------------------------------------------------------

Operating Costs and
 Expenses
 Costs of revenues, exclusive
  of depreciation and
  amortization expense
   Broadcast programming
    and other                 1,895.9   1,594.9    6,200.9    5,485.3
   Subscriber service
    expenses                    293.9     267.8    1,111.3      981.9
   Broadcast operations
    expenses                     77.7      63.3      285.6      254.1
 Selling, general and
  administrative expenses,
  exclusive of depreciation
  and amortization expense
   Subscriber acquisition
    costs                       480.8     637.9    1,945.3    2,751.6
   Upgrade and retention
    costs                       218.4     342.5      869.6    1,117.0
   General and
    administrative
    expenses                    301.0     260.5    1,069.3    1,133.9
   Gain on disposition of
    businesses and
    impairment charges, net         -     (12.0)    (117.7)     (45.1)
 Depreciation and
  amortization expense          320.3     221.8    1,034.4      853.2
----------------------------------------------------------------------
Total Operating Costs and
 Expenses                     3,588.0   3,376.7   12,398.7   12,531.9
----------------------------------------------------------------------

Operating Profit                595.1     218.8    2,356.8      632.6

Interest income                  37.8      52.4      145.7      150.3
Interest expense                (67.2)    (57.7)    (245.7)    (237.6)
Other, net                        9.6       6.3       41.8      (65.0)
----------------------------------------------------------------------

Income From Continuing
 Operations Before Income
 Taxes and Minority
 Interests                      575.3     219.8    2,298.6      480.3

Income tax expense             (219.7)    (99.6)    (865.5)    (173.2)
Minority interests in net
 (earnings) losses of
 subsidiaries                     0.4       1.0      (13.0)      (2.5)
----------------------------------------------------------------------

Income from continuing
 operations                     356.0     121.2    1,420.1      304.6
Income from discontinued
 operations, net of taxes           -         -          -       31.3
----------------------------------------------------------------------


Net Income                   $  356.0  $  121.2  $ 1,420.1  $   335.9
======================================================================

Basic Earnings Per Common
 Share:
Income from continuing
 operations                  $   0.29  $   0.09  $    1.13  $    0.22
Income from discontinued
 operations, net of taxes           -         -          -       0.02
----------------------------------------------------------------------
Basic Earnings Per Common
 Share:                      $   0.29  $   0.09  $    1.13  $    0.24
======================================================================

Diluted Earnings Per
 Common Share:
Income from continuing
 operations                  $   0.29  $   0.09  $    1.12  $    0.22
Income from discontinued
 operations, net of taxes           -         -          -       0.02
----------------------------------------------------------------------
Diluted Earnings Per
 Common Share:               $   0.29  $   0.09  $    1.12  $    0.24
======================================================================

Weighted average number of
 common shares outstanding
 (in millions)
   Basic                      1,223.2   1,390.9    1,261.5    1,388.4
   Diluted                    1,231.9   1,397.0    1,269.9    1,394.8
======================================================================




THE DIRECTV GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

                                        December 31,    December 31,
ASSETS                                     2006             2005
----------------------------------------------------------------------
Current Assets
Cash and cash equivalents             $       2,499.0  $      3,701.3
Short-term investments                          170.2           683.2
Accounts receivable, net of
 allowances of $66.4 and $80.5                1,345.2         1,033.2
Inventories                                     147.9           283.1
Deferred income taxes                           166.0           163.3
Prepaid expenses and other                      227.3           232.3
----------------------------------------------------------------------

Total Current Assets                          4,555.6         6,096.4
Satellites, net                               2,008.4         1,875.5
Property and Equipment, net                   2,444.8         1,199.2
Goodwill                                      3,515.0         3,045.3
Intangible Assets, net                        1,810.6         1,878.0
Deferred Income Taxes                               -           492.4
Investments and Other Assets                    806.7         1,043.4
----------------------------------------------------------------------

Total Assets                          $      15,141.1  $     15,630.2
======================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------
Current Liabilities
Accounts payable and accrued
 liabilities                          $       2,815.9  $      2,541.8
Unearned subscriber revenue and
 deferred credits                               286.2           276.6
Short-term borrowings and current
 portion of long-term debt                      220.4             9.7
----------------------------------------------------------------------

Total Current Liabilities                     3,322.5         2,828.1
Long-Term Debt                                3,394.9         3,405.3
Other Liabilities and Deferred
 Credits                                      1,680.7         1,407.6
Commitments and Contingencies
Minority Interests                               62.2            49.2
Stockholders' Equity                          6,680.8         7,940.0
----------------------------------------------------------------------

Total Liabilities and Stockholders'
 Equity                               $      15,141.1  $     15,630.2
======================================================================




THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

                                                Years Ended
                                                December 31,
                                           2006             2005
----------------------------------------------------------------------
Cash Flows From Operating Activities
Net Income                            $       1,420.1  $        335.9
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
   Depreciation and amortization              1,034.4           853.2
   Gain from discontinued operations,
    net of taxes                                    -           (31.3)
   Gain on disposition of businesses
    and impairment charges, net                (117.7)          (45.1)
   Net (gain) loss from sale of
    investments                                 (14.4)            0.6
   Share-based compensation expense              39.4            40.6
   Equity in earnings from
    unconsolidated affiliates                   (26.6)           (0.7)
   Write-off of debt issuance costs                 -            19.0
   Loss on disposal of fixed assets              19.7             2.5
   Deferred income taxes and other              770.0           188.1
   Change in other operating assets
    and liabilities
      Accounts receivable, net                 (282.8)         (129.5)
      Inventories                               139.0          (158.7)
      Prepaid expenses and other                (11.7)          (34.7)
      Accounts payable and accrued
       liabilities                              158.3           312.1
      Unearned subscriber revenue and
       deferred credits                           1.5            15.1
      Other, net                                 32.8          (195.2)
----------------------------------------------------------------------
Net Cash Provided by Operating
 Activities                                   3,162.0         1,171.9
----------------------------------------------------------------------
Cash Flows From Investing Activities
Purchase of short-term investments           (2,516.5)       (4,672.7)
Sale of short-term investments                3,028.6         4,512.1
Cash paid for property and equipment         (1,753.8)         (489.2)
Cash paid for satellites                       (222.3)         (399.5)
Cash paid for acquired assets                    (4.0)           (3.3)
Proceeds from sale of property                   13.2               -
Investment in companies, net of cash
 acquired                                      (389.5)           (1.1)
Proceeds from sale of investments               182.4           113.1
Proceeds from collection of notes
 receivable                                     141.6               -
Proceeds from sale of businesses                    -           246.0
Other, net                                      (15.9)          (28.7)
----------------------------------------------------------------------
Net Cash Used in Investing Activities        (1,536.2)         (723.3)
----------------------------------------------------------------------
Cash Flows From Financing Activities
Cash proceeds from refinancing
 transactions                                       -         3,003.3
Repayment of long-term debt                      (7.5)       (2,005.5)
Net decrease in short-term borrowings            (1.9)           (2.5)
Repayment of other long-term
 obligations                                   (100.2)          (90.5)
Common shares repurchased and retired        (2,977.1)              -
Stock options exercised                         257.1            45.2
Excess tax benefit from share-based
 compensation                                     1.5               -
Debt issuance costs                                 -            (4.7)
----------------------------------------------------------------------
Net Cash (Used in) Provided by
 Financing Activities                        (2,828.1)          945.3
----------------------------------------------------------------------
Net (decrease) increase in cash and
 cash equivalents                            (1,202.3)        1,393.9
Cash and cash equivalents at beginning
 of the year                                  3,701.3         2,307.4
----------------------------------------------------------------------
Cash and cash equivalents at the end
 of the year                          $       2,499.0  $      3,701.3
----------------------------------------------------------------------

Supplemental Cash Flow Information
Cash paid for interest                $         242.8  $        239.5
Cash paid for income taxes                       30.3            13.2




THE DIRECTV GROUP, INC.
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)

                                 Three Months        Twelve Months
                             Ended December 31,   Ended December 31,
                             ------------------- ---------------------
                               2006      2005      2006       2005
----------------------------------------------------------------------
DIRECTV U.S.
Revenues                     $3,829.1  $3,406.4  $13,744.0  $12,216.1
Operating Profit Before
 Depreciation and
 Amortization(1)                876.0     442.2    3,220.7    1,500.2
Operating Profit Before
 Depreciation and
 Amortization Margin(1)          22.9%     13.0%      23.4%      12.3%
Operating Profit             $  613.6  $  259.8  $ 2,347.7  $   802.0
Operating Profit Margin          16.0%      7.6%      17.1%       6.6%
Depreciation and
 Amortization                $  262.4  $  182.4  $   873.0  $   698.2
Capital Expenditures(2)(3)      652.1     235.1    1,808.6      782.0

----------------------------------------------------------------------
DIRECTV LATIN AMERICA
Revenues                     $  354.4  $  189.5  $ 1,013.0  $   742.1
Operating Profit Before
 Depreciation and
 Amortization(1)                 55.1      19.4      243.8      141.5
Operating Profit Before
 Depreciation and
 Amortization Margin(1)          15.5%     10.2%      24.1%      19.1%
Operating Profit (Loss)      $   (3.4) $  (21.2) $    79.0  $   (18.7)
Operating Profit Margin           N/A       N/A        7.8%       N/A
Depreciation and
 Amortization                $   58.5  $   40.6  $   164.8  $   160.2
Capital Expenditures(2)          56.4      21.6      178.6       90.4

----------------------------------------------------------------------
NETWORK SYSTEMS
Revenues                     $      -  $      -  $       -  $   211.4
Operating Loss Before
 Depreciation and
 Amortization(1)                    -         -          -      (60.8)
Operating Loss                      -         -          -      (60.8)
Depreciation and
 Amortization                       -         -          -          -
Capital Expenditures(2)             -         -          -       18.1

----------------------------------------------------------------------
CORPORATE and OTHER
Revenues                     $   (0.4) $   (0.4) $    (1.5) $    (5.1)
Operating Loss Before
 Depreciation and
 Amortization(1)                (15.7)    (21.0)     (73.3)     (95.1)
Operating Loss                  (15.1)    (19.8)     (69.9)     (89.9)
Depreciation and
 Amortization                    (0.6)     (1.2)      (3.4)      (5.2)
Capital Expenditures(2)           0.1       1.0        0.1       33.2

----------------------------------------------------------------------
TOTAL
Revenues                     $4,183.1  $3,595.5  $14,755.5  $13,164.5
Operating Profit Before
 Depreciation and
 Amortization(1)                915.4     440.6    3,391.2    1,485.8
Operating Profit Before
 Depreciation and
 Amortization Margin(1)          21.9%     12.3%      23.0%      11.3%
Operating Profit             $  595.1  $  218.8  $ 2,356.8  $   632.6
Operating Profit Margin          14.2%      6.1%      16.0%       4.8%
Depreciation and
 Amortization                $  320.3  $  221.8  $ 1,034.4  $   853.2
Capital Expenditures(2)         708.6     257.7    1,987.3      923.7




(1) See footnote 1 above.

(2) Capital expenditures include cash paid and amounts accrued during the period for property, equipment and satellites.

(3) Beginning in March 2006, capital expenditures at DIRECTV U.S.
     include the cost of set-top receivers capitalized under its lease program.




DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

                             Three Months Ended  Twelve Months Ended
                                 December 31,         December 31,
                             ------------------- ---------------------
                               2006      2005      2006       2005
                             ------------------- ---------------------

Revenues                     $3,829.1  $3,406.4  $13,744.0  $12,216.1
----------------------------------------------------------------------

Operating Costs and Expenses
  Costs of revenues,
   exclusive of depreciation
   and amortization expense
    Broadcast programming
     and other                1,767.7   1,522.1    5,830.4    5,050.1
    Subscriber service
     expenses                   279.5     255.3    1,057.1      935.4
    Broadcast operations
     expenses                    46.9      35.7      179.3      145.8
  Selling, general and
   administrative expenses,
   exclusive of depreciation
   and amortization expense
    Subscriber acquisition
     costs                      443.5     616.6    1,844.5    2,675.8
    Upgrade and retention
     costs                      206.6     339.8      851.7    1,106.5
    General and
     administrative expenses    208.9     194.7      760.3      802.3
  Depreciation and
   amortization expense         262.4     182.4      873.0      698.2
----------------------------------------------------------------------
Total Operating Costs and
 Expenses                     3,215.5   3,146.6   11,396.3   11,414.1
----------------------------------------------------------------------

Operating Profit                613.6     259.8    2,347.7      802.0

Interest income                  19.2      12.8       68.7       25.5
Interest expense                (54.7)    (52.1)    (218.1)    (227.4)
Other expense                    (1.0)     (0.3)      (2.9)     (66.7)
----------------------------------------------------------------------

Income Before Income Taxes      577.1     220.2    2,195.4      533.4

Income tax expense             (221.3)    (87.9)    (839.5)    (208.1)
----------------------------------------------------------------------

Net Income                   $  355.8  $  132.3  $ 1,355.9  $   325.3
======================================================================




DIRECTV HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

                                        December 31,    December 31,
ASSETS                                     2006             2005
----------------------------------------------------------------------
Current Assets
Cash and cash equivalents             $       1,355.7  $      1,164.8
Accounts receivable, net of
 allowances of $58.7 and $75.0                1,267.2           995.9
Inventories                                     140.3           281.4
Deferred income taxes                             5.4           148.1
Prepaid expenses and other                      140.4           136.9
----------------------------------------------------------------------

Total Current Assets                          2,909.0         2,727.1
Satellites, net                               2,000.5         1,907.9
Property and Equipment, net                   2,026.5           848.3
Goodwill                                      3,031.7         3,031.7
Intangible Assets, net                        1,545.9         1,875.0
Other Assets                                    173.7           135.0
----------------------------------------------------------------------

Total Assets                          $      11,687.3  $     10,525.0
======================================================================

LIABILITIES AND OWNER'S EQUITY
----------------------------------------------------------------------
Current Liabilities
Accounts payable and accrued
 liabilities                          $       2,401.9  $      2,362.9
Unearned subscriber revenue and
 deferred credits                               259.0           259.0
Current portion of long-term debt                10.4             7.8
----------------------------------------------------------------------

Total Current Liabilities                     2,671.3         2,629.7
Long-Term Debt                                3,394.9         3,405.3
Other Liabilities and Deferred
 Credits                                        993.8           989.2
Deferred Income Taxes                           239.8           204.4
Commitments and Contingencies
Owner's Equity                                4,387.5         3,296.4
----------------------------------------------------------------------

Total Liabilities and Owner's Equity  $      11,687.3  $     10,525.0
======================================================================




DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

                                                Years Ended
                                                December 31,
                                           2006             2005
----------------------------------------------------------------------
Cash Flows From Operating Activities
Net Income                            $       1,355.9  $        325.3
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
     Depreciation and amortization
      expense                                   873.0           698.2
     Share-based compensation expense            34.0            27.1
     Equity in losses from
      unconsolidated affiliates                   2.9               -
     Amortization of debt issuance
      costs                                       4.9             6.2
     Write-off of debt issuance costs               -            19.0
     Deferred income taxes and other            178.0            10.6
     Change in other operating assets
      and liabilities
        Accounts receivable, net               (271.3)         (130.9)
        Inventories                             141.1          (159.4)
        Prepaid expenses and other              (35.1)           28.1
        Other assets                            (26.5)          (15.6)
        Accounts payable and accrued
         liabilities                             19.1           575.9
        Unearned subscriber revenue
         and deferred credits                       -             3.1
        Other liabilities and
         deferred credits                        66.4          (104.4)
----------------------------------------------------------------------
Net Cash Provided by Operating
 Activities                                   2,342.4         1,283.2
----------------------------------------------------------------------
Cash Flows From Investing Activities
Cash paid for property and equipment           (503.6)         (380.5)
Cash paid for subscriber leased
 equipment - subscriber acquisitions           (598.6)              -
Cash paid for subscriber leased
 equipment - upgrade and retention             (472.9)              -
Cash paid for satellites                       (222.3)         (366.6)
Cash paid for acquired assets                    (4.0)           (3.3)
Proceeds from sale of property                   12.4             0.5
Other                                            10.2               -
----------------------------------------------------------------------
Net Cash Used in Investing Activities        (1,778.8)         (749.9)
----------------------------------------------------------------------
Cash Flows From Financing Activities
Cash proceeds from refinancing
 transactions                                       -         3,003.3
Repayment of long-term debt                      (7.5)       (2,001.8)
Repayment of borrowing from Parent                  -          (875.0)
Repayment of other long-term
 obligations                                    (67.1)          (63.1)
Cash dividend to Parent                        (300.0)              -
Cash contribution from Parent                       -           538.3
Excess tax benefit from share-based
 compensation                                     1.9               -
Debt issuance costs                                 -            (4.7)
----------------------------------------------------------------------
Net Cash (Used in) Provided by
 Financing Activities                          (372.7)          597.0
----------------------------------------------------------------------
Net increase in cash and cash
 equivalents                                    190.9         1,130.3
Cash and cash equivalents at
 beginning of the year                        1,164.8            34.5
----------------------------------------------------------------------
Cash and cash equivalents at end of
 the year                             $       1,355.7  $      1,164.8
======================================================================

Supplemental Cash Flow Information
Cash paid for interest                $         215.1  $        229.3
Cash paid for income taxes                      728.0            36.1




Non-GAAP Financial Measure Reconciliation Schedules
(Unaudited)

----------------------------------------------------------------------
                          The DIRECTV Group
----------------------------------------------------------------------
     Reconciliation of Operating Profit Before Depreciation and
                  Amortization to Operating Profit(a)
----------------------------------------------------------------------
                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                  (Dollars in         (Dollars in
                                    Millions)           Millions)
Operating Profit Before
 Depreciation and Amortization $  915.4  $  440.6  $3,391.2  $1,485.8
Subtract: Depreciation and
 amortization expense             320.3     221.8   1,034.4     853.2
------------------------------ ------------------- -------------------
Operating Profit               $  595.1  $  218.8  $2,356.8  $  632.6
============================== =================== ===================




(a) For a reconciliation of this non-GAAP financial measure for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in The DIRECTV Group's Annual Report on Form 10-K for the year ended December 31, 2006. This Form 10-K is expected to be filed with the SEC in February 2007.




                          The DIRECTV Group
----------------------------------------------------------------------

Reconciliation of Cash Flow before Interest and Taxes(3) and Free Cash
         Flow(2) to Net Cash Provided by Operating Activities
----------------------------------------------------------------------
                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                  (Dollars in         (Dollars in
                                    Millions)           Millions)
Cash Flow before Interest and
 Taxes                         $  335.0  $  203.4  $1,313.3  $  385.6
Adjustments:
  Cash paid for interest          (62.7)    (56.9)   (242.8)   (239.5)
  Interest income                  37.8      52.4     145.7     150.3
  Income taxes paid               (10.1)     (3.5)    (30.3)    (13.2)
------------------------------ ------------------- -------------------
Subtotal - Free Cash Flow         300.0     195.4   1,185.9     283.2
Add Cash Paid For:
  Property and equipment          637.8     151.9   1,753.8     489.2
  Satellites                       49.5     120.8     222.3     399.5
------------------------------ ------------------- -------------------
Net Cash Provided by Operating
 Activities                    $  987.3  $  468.1  $3,162.0  $1,171.9
============================== =================== ===================




                         DIRECTV Holdings LLC
----------------------------------------------------------------------

Reconciliation of Cash Flow before Interest and Taxes(3) and Free Cash
         Flow(2) to Net Cash Provided by Operating Activities
----------------------------------------------------------------------
                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                  (Dollars in         (Dollars in
                                    Millions)           Millions)
Cash Flow before Interest and
 Taxes                         $  342.6  $  240.4  $1,419.4  $  776.0
Adjustments:
  Cash paid for interest          (50.2)    (51.6)   (215.1)   (229.3)
  Interest income                  19.2      12.8      68.7      25.5
  Income taxes paid              (160.0)    (46.0)   (728.0)    (36.1)
------------------------------ ------------------- -------------------
Subtotal - Free Cash Flow         151.6     155.6     545.0     536.1
Add Cash Paid For:
  Property and equipment          173.7     130.3     503.6     380.5
  Subscriber leased equipment
   - subscriber acquisitions      195.7         -     598.6         -
  Subscriber leased equipment
   - upgrade and retention        211.9         -     472.9         -
  Satellites                       49.5     119.9     222.3     366.6
------------------------------ ------------------- -------------------
Net Cash Provided by Operating
 Activities                    $  782.4  $  405.8  $2,342.4  $1,283.2
============================== =================== ===================




(2) and (3) - see footnotes above in this earnings release




DIRECTV HOLDINGS LLC
Non-GAAP Financial Measure Reconciliation and Other Data
(Unaudited)

----------------------------------------------------------------------
                         DIRECTV Holdings LLC
----------------------------------------------------------------------
         Reconciliation of Pre-SAC Margin to Operating Profit
----------------------------------------------------------------------
                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                        (Dollars in Millions)

Operating Profit               $  613.6  $  259.8  $2,347.7  $  802.0
Adjustments:
  Subscriber acquisition costs
   (expensed)                     443.5     616.6   1,844.5   2,675.8
  Depreciation and
   amortization expense           262.4     182.4     873.0     698.2
  Cash paid for subscriber
   leased equipment - upgrade
   and retention                 (211.9)        -    (472.9)        -
                               ---------------------------------------
Pre-SAC margin(a)              $1,107.6  $1,058.8  $4,592.3  $4,176.0
                               =======================================
Pre-SAC margin as a percentage
 of revenue(a)                     28.9%     31.1%     33.4%     34.2%
------------------------------ ---------------------------------------




                           SAC Calculation
----------------------------------------------------------------------
                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                  2006     2005      2006      2005
                                --------- -------- --------- ---------
                                  (Dollars in Millions, Except SAC
                                               Amounts)

Subscriber acquisition costs
 (expensed)                     $  443.5  $ 616.6  $1,844.5  $2,675.8
Cash paid for subscriber leased
 equipment - subscriber
 acquisitions                      195.7        -     598.6         -
                                --------------------------------------
Total acquisition costs         $  639.2  $ 616.6  $2,443.1  $2,675.8
                                ======================================
Gross subscriber additions
 (000s)                            1,021      965     3,809     4,170
Average subscriber acquisition
 costs-per subscriber (SAC)     $    626  $   639  $    641  $    642




                              Other Data
----------------------------------------------------------------------
                                    Three Months      Twelve Months
                                        Ended              Ended
                                    December 31,       December 31,
                                  ----------------- ------------------
                                   2006     2005      2006     2005
                                  -------- -------- --------- --------
Average monthly revenue per
 subscriber (ARPU)                $ 80.70  $ 75.53  $  73.74  $ 69.61
Average monthly churn %              1.57%    1.70%     1.60%    1.70%
Total number of subscribers-
 platform (000s)                   15,953   15,133    15,953   15,133
Capital expenditures (millions)   $ 652.1  $ 235.1  $1,808.6  $ 782.0
--------------------------------- ------------------------------------




(a) Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated for DIRECTV U.S. by adding amounts under the captions "Subscriber acquisition costs" and "Depreciation and amortization expense" to "Operating Profit" from the Consolidated Statements of Operations and subtracting "Cash paid for subscriber leased equipment - upgrade and retention" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.' current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers and for capital expenditures. To compensate for the exclusion of "Subscriber acquisition costs," management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

    The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.' operating performance to other communications, entertainment and media companies. The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.' current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

    CONTACT: The DIRECTV Group, Inc.
             Media Contact: Darris Gringeri, 212-462-5136 or
             Investor Relations: 212-462-5200